May 26, 2016

Northern Dynasty Minerals Ltd.
15th Floor, 1040 West Georgia Street
Vancouver, British Columbia
Canada V6E 4H1

Attention:	Mr. Ronald W. Thiessen, CEO

Dear Sirs:

Re:      Northern Dynasty Minerals Ltd.

            We have acted as legal counsel to Northern Dynasty Minerals Ltd., a British Columbia corporation (the “Company”), in connection with the public offering by the Company (the “Direct Offering”) of up to 2,222,222 units (the “Units”) at a price of $0.45 per Unit. The Direct Offering will be sold by certain officers and directors of the Company to whom no commissions will be paid. Each Unit will be comprised of one common share in the capital of the Company (each a “Share”) and one common share purchase warrant (each a “Warrant”). Each Warrant will entitle the holder to purchase one additional Share (each a “Warrant Share”) at a price of $0.65 per share for a period of five years from the closing date of the Direct Offering. The Units are being offered pursuant to the registration statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) (SEC File No. 333-209921). The Registration Statement was declared effective by the SEC on March 30, 2016.

            The Units, the Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Offered Securities”. All dollar amounts in this letter refer to Canadian dollars.

Participation

            We have participated in the preparation of the following in connection with the Direct Offering, each of which documents we have reviewed in delivering our opinions set forth herein:

  the Registration Statement,

  the base prospectus filed with the SEC under Rule 424(b) of the Act on March 31, 2016 (the “Base Prospectus”),

  the prospectus supplement dated May 26, 2016 to be filed by the Company with the SEC under Rule 424(b) (the “Prospectus Supplement”), and the form of warrant indenture to be entered into between the Company and Computershare Trust Company of Canada (the “Warrant Agent”) as agent for the Warrants (the “Warrant Indenture”).

            The Base Prospectus and the Prospectus Supplement are together referred to herein as the “Prospectus”.

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            This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5) in connection with the Direct Offering. No opinion is expressed as to the contents of the Registration Statement, the Prospectus or any Prospectus Supplement, other than the opinions expressly set forth herein relating to the Units, the Shares, the Warrants and the Warrant Shares.

Documents Reviewed

            In rendering the opinions set forth below, we have reviewed the following documents in addition to those documents referred to above:

  the Notice of Articles of the Company (the “Notice of Articles”) and Articles of the Company (the “Articles”) as in effect on the date hereof (together, the “Charter Documents”),

  a Certificate of Good Standing, issued by the Registrar of Companies for British Columbia in respect of the Company, dated May 26, 2016 (the “Good Standing Certificate”),

  the Company’s existing shareholder rights plan agreement (the “Rights Agreement”) between the Company and Computershare Investor Services Inc., as rights agent (the “Rights Agent”), effective May 17, 2013 governing the rights (the “Rights”) to purchase common shares of the Company, as described in the Registration Statement, certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Direct Offering, and other documents as we have deemed relevant.

            In addition, we have relied upon certificates of officers of the Company and of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

            Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

  all Offered Securities will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus, the Company will have received the full purchase price for the Units in advance of the issuance of the Shares and the Warrants comprising the Units,

  the Charter Documents of the Company in the form reviewed by us are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in each case since the date hereof, the Shares and the Warrants will be issued in accordance with the resolutions of the directors approving the Direct Offering,

  at the time of the issuance of any Warrant Shares issuable upon exercise of the Warrants, there will be sufficient common shares authorized and unissued under the Company’s then operative Charter Documents and not otherwise reserved for issuance, the Warrant Indenture will be executed in the form reviewed by us,

  the Warrant Indenture will be duly authorized, executed and delivered by the Warrant Agent and the Company and will be enforceable in accordance with its terms, and any Warrants that may be issued in connection with the Direct Offering will be manually signed by duly authorized officers of the Company and will be counter-signed by duly authorized officers of the Warrant Agent, , the Warrants will be issued in accordance with the terms of the Warrant Indenture,

  any Warrant Shares issued upon exercise of the Warrants will have been issued in accordance with the terms of the Warrant Indenture and the exercise price for such Warrant Shares will have been paid in advance of such issuance, any Rights associated with the Shares and the Warrant Shares will be issued under the Rights Agreement,

  the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company, and each of the statements made and certified in each certificate of any officer of the Company delivered to us in connection with this opinion were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.
  In addition, we have assumed:

  the legal capacity of all natural persons,

  genuineness of all signatures on documents examined by us,

  the authenticity of all documents submitted to us as originals,

  the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

Scope of Opinion

            The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect. In particular, we note that the Warrant Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, in effect on the date hereof, which laws are subject to change.

            The opinions expressed herein are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. This opinion does not extend to any opinion under the Act or United States federal securities laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

            Our opinion below concerning the Rights associated with the Shares and the Warrant Shares is qualified as follows:

  our opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, our opinion assumes that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting and taking any action under any the Rights Agreement, and our opinion below addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement.

Opinion

            Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Units have been duly authorized by all necessary corporate action on the part of the Company and upon issuance of the Shares and the Warrants comprising the Units in the manner contemplated by the Warrant Indenture and the Prospectus:

  the Shares will be duly authorized, validly issued, fully paid and non-assessable,

  the Warrants will constitute valid and binding obligations of the Company,

  upon exercise of the Warrants in accordance with the terms thereof and the Warrant Indenture, which exercise will include payment of the required exercise price, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable, and the Rights associated with the Shares and the Warrant Shares, if any, will constitute valid and binding obligations of the Company.

Consent

            We hereby consent to the filing of this opinion with the SEC as an exhibit to the Report of Foreign Private Issuer on Form 6-K to be filed by the Company in connection with the Direct Offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ McMillan LLP

McMillan LLP